                                                                    EXHIBIT 99.4

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

    RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

 RESTATED TO REFLECT THE ADOPTION OF THE FULL COST METHOD OF ACCOUNTING FOR OIL
                               AND GAS PROPERTIES

                       ENDEAVOUR INTERNATIONAL CORPORATION

Unless the context otherwise requires, references to the "Company", "Endeavour", "we", "us" or "our", mean Endeavour International Corporation or any of our consolidated subsidiaries or partnership interests. The following discussion should be read in conjunction with our Consolidated Financial Statements and related Notes thereto included elsewhere in this Report.

RESULTS OF OPERATIONS

During the first quarter of 2004, we completed a series of mutually interdependent transactions that significantly expanded our scope and objectives
- the Offering, the Merger and the Restructuring as discussed in Note 3 to the unaudited financial statements herein. With the transactions, we have a new focus, primarily on international oil and gas exploration, and a license for seismic data in the North Sea.

As a result of these transactions, all of our producing operations were sold as well as our exploration activities in Mississippi. We retained our equity interests in Thailand and Louisiana through the end of the first quarter; however our equity interest in Louisiana was sold in May 2004. In addition, all of the outstanding balances of our convertible debt were either repaid or converted to common stock. Further, substantially all of our outstanding preferred stock was repurchased or converted to common stock.

General and administrative expenses increased to $2,532,331 during the three months ended March 31, 2004 as compared to $245,355 for the corresponding period in 2003. Expenses for 2004 included a non-cash charge of approximately $1.1 million for the variable plan accounting adjustment for the options granted to former officers and directors. In addition, general and administrative expenses for 2004 included approximately $800,000 in non-cash charges for the amortization of deferred compensation granted to the new management and employees after the Merger in February 2004. Expenses for 2003 consisted primarily of professional fees, officer compensation and consulting fees.

Bad debt expenses were $900,000 during the three months ended March 31, 2003 and consisted of impairment charges related to our investment in Touchstone Resources, Ltd. At December 31, 2003, all investments in Touchstone Resources, Ltd. were fully impaired.

Other expense increased to $9,902,219 during the three months ended March 31, 2004 as compared to $793,811 for the corresponding period in 2003. The 2004 expense consisted of a $10.8 million expense for consideration given in excess of fair value of identifiable assets acquired in the Merger, interest expense of $252,672 incurred primarily on outstanding convertible debt and a $206,971 loss in on the sale of marketable securities as part of the Restructuring, partially offset by $1.2 million gain in connection with our sale of our partnership interest in Knox Miss., L.P. The 2003 expense was primarily interest expense of $846,025 incurred on outstanding convertible debt. All of the convertible debt and marketable securities were sold or converted to common stock as part of the Restructuring. With the repayment or conversion of all of the outstanding convertible debt, we do not expect to incur significant interest expense for the remainder of 2004.